                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          GreenPoint Financial Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                                                             90 Park Avenue
                                                             New York, NY 10016

                                                                [LOGO]
                                                         GreenPoint Financial
March 20, 1998

Dear Fellow Stockholder:

  I hope you will be able to join us at our annual stockholders meeting on Friday, May 1, 1998. The meeting will be held at Terrace on the Park, 52-11 111th Street, in Flushing, New York, and will begin at 10:00 a.m.

  Attached is the formal notice of the meeting and a proxy statement that fully describes the business that will take place. The major business will be the election of directors and ratification of Price Waterhouse LLP as our auditors.

  Officers of the Corporation as well as representatives of Price Waterhouse will be present to answer any questions you may have regarding the business of the meeting.

  The Directors believe that the matters you will be asked to vote on at the meeting are in the best interest of our Corporation, and we urge you to vote "FOR" all of them. Our reasons are fully explained in the proxy statement.

  It is important that your shares be represented at the meeting whether or not you are present. Please be sure to complete and mail the enclosed proxy card in the postage-paid return envelope--even if you plan to attend in person.

  On behalf of the Directors and our employees, let me thank you once again for your support.

                                          Sincerely yours,


                                          /s/ Thomas S. Johnson
                                          Thomas S. Johnson
                                          Chairman and Chief Executive Officer

-------------------------------------------------------------------------------
                          GREENPOINT FINANCIAL CORP.
                                90 PARK AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 834-1710

-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 1, 1998
-------------------------------------------------------------------------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of GreenPoint Financial Corp. (the "Corporation"), will be held at Terrace on the Park, 52-11 111th Street, Flushing, New York, on Friday, May 1, 1998 at 10:00 a.m., local time.

  A Proxy Card and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the purpose of considering and acting upon:

  1. The election of five Directors of the Corporation.

  2. The ratification of the appointment of Price Waterhouse LLP as the Corporation's independent auditors for the year ending December 31, 1998.

  3. The transaction of such other matters as may properly come before the Meeting or any adjournments thereof.

  The Board of Directors is not aware of any other business to come before the Meeting.

  Action may be taken on any of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which the Meeting may be adjourned. Stockholders of record as of the close of business on March 17, 1998 are the stockholders entitled to vote at the Meeting and any adjournments thereof.

  You are requested to complete and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed postage-paid return envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Howard C. Bluver

                                          Howard C. Bluver
                                          Secretary

New York, New York
March 20, 1998

-------------------------------------------------------------------------------

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                PROXY STATEMENT
                                      OF
                          GREENPOINT FINANCIAL CORP.
                                90 PARK AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 834-1710

                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 1, 1998

-------------------------------------------------------------------------------

                                    GENERAL

-------------------------------------------------------------------------------

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of GreenPoint Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting") which will be held at Terrace on the Park, 52-11 111th Street, Flushing, New York, on Friday, May 1, 1998 at 10:00 a.m., local time. The accompanying Notice of Annual Meeting and this Proxy Statement are being first mailed to stockholders on or about March 20, 1998.

-------------------------------------------------------------------------------

                      VOTING AND REVOCABILITY OF PROXIES

-------------------------------------------------------------------------------

  Proxies solicited by the Board will be voted in accordance with the directions given therein. WHERE NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS SET FORTH BELOW AND IN FAVOR OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT FOR CONSIDERATION AT THE MEETING. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a Director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Meeting. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxies as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

  The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of the Corporation's common stock, par value $.01 per share ("Common Stock"), entitled to vote is necessary to constitute a quorum at the Meeting. In the event that there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Meeting, the Meeting may be adjourned in order to permit the further solicitation of proxies.

  Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked by written notice to Howard C. Bluver, Secretary of the Corporation, at the address shown above, by filing a later dated proxy prior to a vote being taken on a particular proposal at the Meeting, or by attending the Meeting and voting in person.

-------------------------------------------------------------------------------

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

-------------------------------------------------------------------------------

  Stockholders of record as of the close of business on March 17, 1998 are entitled to one vote for each share then held. As of March 17, 1998, the Corporation had 85,195,316 shares of Common Stock issued and outstanding.

  As provided in the Corporation's Certificate of Incorporation (the "Certificate of Incorporation"), holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote in respect of the shares held in excess of the Limit. A person or entity is deemed the beneficial owner of shares owned by an affiliate of, and by persons acting in concert with, such person or entity. The Certificate of Incorporation authorizes the Board to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Corporation to enable the Board to implement and apply the Limit. The Certificate of Incorporation provides that neither the GreenPoint Bank Employee Stock Ownership Plan (the "ESOP") nor the trustee of the ESOP (the "ESOP Trustee") may be deemed, for purposes of applying the Limit, to beneficially own any Common Stock held by the ESOP.

  Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Based upon such reports, the following table sets forth, as of December 31, 1997, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the outstanding Common Stock. Management knows of no person, except as listed below, who owned more than 5% of the outstanding Common Stock as of December 31, 1997.

                                                  AMOUNT AND NATURE  PERCENT OF
                 NAME AND ADDRESS                   OF BENEFICIAL   OUTSTANDING
                OF BENEFICIAL OWNER                OWNERSHIP(1)(2)  COMMON STOCK
                -------------------               ----------------- ------------
   GreenPoint Bank Employee Stock Ownership Plan
    90 Park Avenue
    New York, New York 10016....................     16,162,480(3)     19.10%
   Fidelity Management and Research Corporation
    82 Devonshire Street
    Boston, Massachusetts 02109.................      7,188,100         8.49%

--------
(1) Adjusted for the dividend of one share of Common Stock for each outstanding share of Common Stock made on March 4, 1998 (the "Two-For-One Stock Split").
(2) In accordance with Rule 13d-3 promulgated under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has shared voting or investment power with respect to such shares, or has a right to acquire beneficial ownership at any time within sixty days of March 17, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(3) In accordance with the ESOP, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), the ESOP Trustee must vote all allocated shares of Common Stock held in the ESOP in accordance with the instructions of the participating employees. Pursuant to the ESOP, unallocated shares of Common Stock will be voted by the ESOP Trustee in a manner calculated to reflect most accurately the instructions the ESOP Trustee has received from participants regarding the allocated shares of Common Stock. Notwithstanding the foregoing, all unallocated shares of Common Stock must be voted by the ESOP Trustee in accordance with the ESOP Trustee's responsibilities under provisions of ERISA. As of March 17, 1998, 2,665,314 shares of Common Stock were allocated under the ESOP, excluding shares of Common Stock distributed from the ESOP to former ESOP participants.

-------------------------------------------------------------------------------

                       PROPOSAL 1--ELECTION OF DIRECTORS

-------------------------------------------------------------------------------

  The Board is currently composed of fourteen members. Pursuant to the Certificate of Incorporation, the Board is divided into three classes which must be as nearly equal in number as possible. The term of one class of Directors expires at each Meeting. The Certificate of Incorporation provides that Directors are to be elected for terms of three years and until their successors are elected and qualified.

  Five Directors will be elected at the Meeting to serve for a three-year period and until their respective successors have been elected and qualified. The Board has nominated to serve as Directors Bharat B. Bhatt, Robert M. McLane, Edward C. Schmults, Wilfred O. Uhl and Robert F. Vizza, all of whom are currently members of the Board. It is intended that the persons named in the proxies solicited by the Board will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board may recommend. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

  A plurality of the votes cast by stockholders present at the Meeting, in person or by proxy, and entitled to vote is required for the election of Directors. Stockholders may not vote their shares of Common Stock cumulatively for the election of Directors.

  THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

-------------------------------------------------------------------------------

         INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

-------------------------------------------------------------------------------

NOMINEES FOR ELECTION AS DIRECTORS FOR THE TERM EXPIRING IN 2001

  BHARAT B. BHATT, 54, has been a Director of the Corporation since October 1997. Mr. Bhatt joined the Corporation in June 1995 as Vice Chairman and was appointed as the Corporation's President and Chief Operating Officer in October 1997. A graduate of the University of Bombay, Mr. Bhatt also attended the Management Program at the Harvard Business School. Mr. Bhatt served as the Chief Financial Officer of Shawmut National Corporation from 1992 to 1994, as a Senior Vice President at Mellon Bank from 1989 to 1992 and held various positions at Chemical Bank from 1971-1989.

  ROBERT M. MCLANE, 68, has been a Director of the Corporation since its formation in August 1993. A graduate of Yale University, Mr. McLane is a retired Senior Vice President of Marsh & McLennan, Inc., an insurance brokerage corporation. He is presently a Director of several private corporations and is a Trustee of Greenwood Cemetery, Brooklyn, New York.

  EDWARD C. SCHMULTS, 67, has been a Director of the Corporation since July 1994. Mr. Schmults served as Senior Vice President and General Counsel of GTE Corporation from February 1984 to June 1994. A graduate of Yale University, Mr. Schmults received a law degree from Harvard Law School. Mr. Schmults held various positions in government, including service as Deputy Attorney General of the United States and Under Secretary of the United States Treasury Department. Mr. Schmults was a partner with White & Case, a law firm in New York City. Mr. Schmults is a Director of The Germany Fund, The Central European Equity Fund, Deutsche Portfolio and Deutsche Funds, Inc., and Chairman of the Board of Trustees of The Edna McConnell Clark Foundation.

  WILFRED O. UHL, 70, has been a Director of the Corporation since its formation in August 1993. A graduate of The Cooper Union School of Engineering, Mr. Uhl is the retired President of The Long Island Lighting Company, and a member of The New York Society of Professional Engineers and The Institute of Electrical and Electronic Engineers. Mr. Uhl is also Treasurer of The Interdenominational Housing Project in Great Neck, New York, and a Director of Wartburg Lutheran Services, Brooklyn, New York, a provider of services to the elderly.

  ROBERT F. VIZZA, 64, has been a Director of the Corporation since its formation in August 1993. He is President and Chief Executive Officer of the St. Francis-Mercy Corporation, Roslyn, New York. Having earned a doctorate in business administration from New York University, Dr. Vizza also attained an Honorary Doctorate of Laws from LaSalle College and is a Fellow of The International Academy of Management. He is a Director of the Phoenix Home Life Mutual Insurance Company, Greater New York Hospital Association, and the Catholic Health Network of L.I.

DIRECTORS WHOSE TERM EXPIRES IN 1999

  DAN F. HUEBNER, 66, has been a Director of the Corporation since its formation in August 1993. A graduate of the University of Minnesota, Mr. Huebner also holds both a masters and professional degree in aeronautics from the California Institute of Technology. He is the retired Vice Chairman and a Director of Grumman Corporation. Mr. Huebner is presently a Trustee of the Atlantic Mutual Insurance Co. and the Vesterheim Norwegian American Museum, and a Director of the Centennial Insurance Co. and the Atlantic Specialty Insurance Co.

  THOMAS S. JOHNSON, 57, has been Chairman and Chief Executive Officer of the Corporation since joining the Corporation in August 1993. He was also President of the Corporation from August 1993 to October 1997. Mr. Johnson has served as President of both Chemical Bank and Manufacturers Hanover Trust Company. He is a Director of RR Donnelley & Sons, Inc., a printing company, Online Resources & Communications Corporation and Alleghany Corporation, and a number of not-for-profit organizations, including The Institute of International Education, The Asia Society, The United States Japan Foundation, The Cancer Research Institute of America and WNET Channel 13, New York. He is Chairman of the Board of Trustees of Trinity College. A graduate of Trinity, he also has a masters degree in business administration from Harvard University.

  SUSAN J. KROPF, 49, has been a Director of the Corporation since July 1994. Ms. Kropf has served as Executive Vice President/President, North America of Avon Products, Inc. ("Avon") since March, 1997. She served as Senior Vice President/President--New and Emerging Markets of Avon from July 1996 to February 1997. She served as Senior Vice President--Global Product and Business Development/President--Eastern Europe of Avon from 1994 to July 1996. She served as Senior Vice President--Global Product Management of Avon from 1993 to 1994, and Group Vice President, U.S. Product Marketing Group of Avon from 1992 to 1993. Ms. Kropf is a Director of Avon and Mead Corporation. A graduate of St. John's University, Ms. Kropf received a masters degree in business administration from New York University.

  JULES ZIMMERMAN, 63, has been a Director of the Corporation since its formation in August 1993. A graduate of Hofstra University, Mr. Zimmerman is the retired President and Chief Executive Officer of Hickok Associates, Incorporated, a consulting firm. He was a senior officer with Avon Products, Inc. from 1976 to 1985 and Chief Financial Officer from 1985 to 1988. Mr. Zimmerman was the New York Chapter President of The National Association of Corporate Directors and is affiliated with The American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. He is a member of the Board of Directors of Projectvision Inc., an electronics company, Manhattan Scientific, Inc., a development stage electronics company, and the Associated Blind.

DIRECTORS WHOSE TERM EXPIRES IN 2000

  EDWARD C. BESSEY, 63, has been a Director of the Corporation since July 1994. Mr. Bessey served as Vice Chairman of Pfizer Inc. ("Pfizer") and President of Pfizer's U.S. Pharmaceuticals Group from 1992 to his retirement from Pfizer in January of 1996. A graduate of Dartmouth College, Mr. Bessey received a masters degree in business administration from Dartmouth's Amos Tuck School. Mr. Bessey is a Director of the Public Health Research Institute, an internationally known organization focusing on infectious disease research.

  WILLIAM M. JACKSON, 49, has been a Director of the Corporation since its formation in August 1993. A graduate of Harvard College, Mr. Jackson received a law degree from George Washington University Law School. Mr. Jackson is a partner with Satterlee, Stephens, Burke & Burke, L.L.P., a law firm in New York City.

  CHARLES B. MCQUADE, 56, has been a Director of the Corporation since its formation in August 1993. A graduate of Fordham College, Mr. McQuade also obtained a masters degree in business administration at the Bernard M. Baruch Graduate Business School. Mr. McQuade is the President and Chief Executive Officer of the Securities Industry Automation Corporation. Mr. McQuade is a Director with the Brooklyn Bureau of Community Service and serves on the Advisory Boards of the Center for Advanced Technology in Telecommunications (Polytechnic Institute) and The Stanton Heiskell Center for Public Policy in Telecommunications and Information Systems (City University of New York).

  ALVIN N. PURYEAR, 60, has been a Director of the Corporation since its formation in August 1993. A graduate of Yale University, he received masters and doctorate degrees from Columbia University's Graduate School of Business Administration. Dr. Puryear is a Professor of Management at Bernard M. Baruch College of the City University of New York. He is a director of Bank of Tokyo-Mitsubishi Trust Company in New York City. He is also the Chairman of the Presbyterian Church Investment and Loan Corporation, and a Director of the Broadcast Capital Fund, a small business investment company licensed by the Small Business Administration, and The Interracial Council for Business Opportunity.

  ROBERT P. QUINN, 61, has been a Director of the Corporation since its formation in August 1993. A graduate of the University of Notre Dame, Mr. Quinn was a General Partner and Managing Director of the investment banking firm of Salomon Brothers Inc, where he continues as an Honorary Director. Mr. Quinn is also a Trustee of G.E. Funds, a registered investment management company with six mutual fund portfolios. Mr. Quinn is the former Chairman and present member of the Board of Directors of St. Francis-Mercy Corporation, Roslyn, New York. Mr. Quinn is a member of the Advisory Council for the University of Notre Dame School of Arts and Letters.

-------------------------------------------------------------------------------

             SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

-------------------------------------------------------------------------------

  The following table sets forth, as of March 17, 1998, certain information as to the Common Stock beneficially owned by each Director, by each executive officer named in the Summary Compensation Table and by all Directors and executive officers of the Corporation as a group. No Director or executive officer beneficially owns directly or indirectly more than 1% of the outstanding Common Stock. All Directors and executive officers of the Corporation as a group beneficially own 3.39% of the outstanding Common Stock.

                                                                    SHARES OF
                                                                  COMMON STOCK
                                                                  BENEFICIALLY
         NAME OR                                                   OWNED AS OF
         IDENTITY                                                   MARCH 17,
         OF GROUP                                                 1998(1)(2)(3)
         --------                                                 -------------
      Bernadette Arias...........................................     231,230
      Edward C. Bessey...........................................      30,000
      Bharat B. Bhatt............................................     166,948
      Martin S. Dash.............................................     228,386
      Dan F. Huebner.............................................      56,620
      William M. Jackson.........................................      39,400
      Thomas S. Johnson..........................................   1,018,162
      Susan J. Kropf.............................................      24,000
      Robert M. McLane...........................................      62,380
      Charles B. McQuade.........................................      54,000
      Alvin N. Puryear...........................................      48,222
      Robert P. Quinn............................................      70,442
      Charles P. Richardson......................................     321,654
      Edward C. Schmults.........................................      30,000
      Wilfred O. Uhl.............................................      51,380
      Robert F. Vizza............................................      50,000
      Jules Zimmerman............................................      24,000
      All Directors and Executive Officers as a Group (25
      Persons)...................................................   2,891,076

--------
(1) For the definition of beneficial ownership, see footnote (2) to the table in "Voting Securities and Principal Holders Thereof."
(2) Includes certain shares of Common Stock owned by spouses, or as a custodian or trustee or by spouses as a custodian or trustee, over which shares of Common Stock such Director or executive officer effectively exercises sole or shared voting and/or investment power, unless otherwise indicated.
(3) Includes certain shares of Common Stock allocated to executive officers under the ESOP, over which shares of Common Stock such officers effectively exercise sole or shared voting power.

STOCK OWNERSHIP GUIDELINES

  During 1997, the Board adopted stock ownership guidelines for Directors and executive officers in order to encourage substantial equity ownership in the Corporation by those individuals who are in the best position to work to maximize stockholder value. Pursuant to these guidelines, each Director is expected to own Common Stock equal in value to 5 times the annual retainer. In addition, the Chairman of the Board and Chief Executive Officer is expected to own Common Stock equal in value to 5 times salary, the President and Chief Operating Officer is expected to own Common Stock equal in value to 3 times salary, and certain other officers are expected to own Common Stock equal in value to a multiple of salary depending on their positions. In all cases, eligible shares for purposes of the guidelines exclude stock options, but include shares obtained through the Corporation's employee benefit plans. The guidelines also provide an appropriate transition period for the shares to be acquired.

-------------------------------------------------------------------------------

                     MEETINGS AND COMMITTEES OF THE BOARD

-------------------------------------------------------------------------------

  The Board conducts business through meetings of the Board and of its committees. During the fiscal year ended December 31, 1997, the Board held twelve meetings. No Director attended fewer than 75% in the aggregate of the total number of meetings of the Board or committees on which such Director served during this period.

  The Audit Committee of the Board (the "Audit Committee") meets with both independent and internal auditors of the Corporation to review the plans and reports of such auditors and to recommend the appointment of independent auditors. The Audit Committee currently consists of Mr. Zimmerman, as Chair, Messrs. Bessey, McLane and Uhl, and Dr. Puryear. During the fiscal year ended December 31, 1997, the Audit Committee held five meetings.

  The Nominating Committee of the Board (the "Nominating Committee") recommends to the Board nominees for election to the Board. The Nominating Committee currently consists of Mr. Jackson, as Chair, Ms. Kropf and Mr. Uhl. During the fiscal year ended December 31, 1997, the Nominating Committee did not meet.

  The Compensation Committee of the Board (the "Compensation Committee") reviews the performance and compensation of the officers of the Corporation, as well as the human resources policies of the Corporation, and makes recommendations to the Board with respect thereto. The Compensation Committee currently consists of Mr. McQuade, as Chair, Ms. Kropf and Messrs. Jackson, Quinn and Schmults. During the fiscal year ended December 31, 1997, the Compensation Committee held five meetings.

-------------------------------------------------------------------------------

                            DIRECTORS' COMPENSATION

-------------------------------------------------------------------------------

DIRECTORS' FEE ARRANGEMENTS

  Employees of the Corporation or any subsidiary of the Corporation who are Directors receive no compensation for their service on the Board or the Board of Directors of GreenPoint Bank (the "Bank Board"). Directors who are not officers or employees of the Corporation or any subsidiary of the Corporation ("Non-Employee Directors") receive an annual retainer of $30,000 payable in shares of Common Stock and fees of $1,000 per Board meeting and $800 per committee meeting. The Board and the Bank Board are identically constituted, and Non-Employee Director fees cover service on both the Board and the Bank Board. Non-Employee Directors are offered the option of participation in the medical insurance plan of GreenPoint Bank (the "Bank") which is available to all of the Bank's full-time and regular part-time employees. The Bank has also implemented a retirement plan for Non-Employee Directors. The maximum annuity benefit under this retirement plan is equal to the annual retainer fee paid to Non-Employee Directors. Only Non-Employee Directors who have accumulated ten or more years of service as a Director of the Bank and who retire from the Bank Board at age sixty-five or older or whose service as a Non-Employee Director is terminated because of disability, are eligible to receive the maximum annuity benefit.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

  Under the GreenPoint Financial Corp. Non-Employee Directors Stock Option Plan (the "Directors Stock Option Plan"), Non-Employee Directors are eligible to receive stock options. The Directors Stock Option Plan is administered by the Compensation Committee. However, grants of stock options to participants, and the amount, nature and timing of such grants, are automatically determined and are not subject to the determination of the Compensation Committee.

  The total number of shares of Common Stock for which options may be granted may not exceed 1,450,000 shares while the plan is in effect, subject to certain adjustments. An adjustment was made for the Two-For-One Stock Split. Each Non-Employee Director who was a Non-Employee Director on January 28, 1994 (an "Original Non-Employee Director") received on January 28, 1995, a non-qualified stock option to acquire 100,000 shares of Common Stock at a price equal to the fair market value at the time of the grant (adjusted for the Two-For-One Stock Split). Other Non-Employee Directors receive a non-qualified stock option to purchase 10,000 shares of Common Stock at a price equal to the fair market value at the time of the grant upon becoming a Director.

  During the term of the Directors Stock Option Plan, on the day following the Corporation's Annual Meeting each year, each Non-Employee Director receives an additional non-qualified stock option to purchase 4,000 shares of Common Stock at a price equal to the fair market value at the time of the grant, provided such individual continues to be a Non-Employee Director.

  The term of each stock option is ten years from the date of grant. The Directors Stock Option Plan will terminate on December 31, 2004.

-------------------------------------------------------------------------------
            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------

  The Compensation Committee (the "Committee") has responsibility for review and oversight of the Corporation's compensation programs, and for administering executive salary and incentive compensation plans. The following report discusses executive compensation objectives and policies and their relationship to corporate performance. Also, the report specifically discusses the Committee's bases for compensation of the Chief Executive Officer in 1997.

EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES

  The Corporation's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. The Corporation has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Corporation's success in meeting specified performance goals. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals contained in the Corporation's business strategy, to link executive and stockholder interests through equity-based plans, and to provide a compensation package that recognizes and rewards individual contributions, as well as overall business results. The Committee is of the view that compensation should be designed to stimulate performance improvement and profitable growth and should reward exceptional performance with remuneration that is commensurate with such performance. To this end, total compensation for executive officers is designed to be, over time, approximately at the 75th percentile of the Corporation's peer group, as defined below, with the majority of compensation being at risk to performance.

  Each year the Committee conducts a full review of the Corporation's executive compensation. This review includes a comprehensive assessment of the effectiveness of the Corporation's compensation program in stimulating growth and maximizing total return to stockholders through performance-based incentives. This review also includes a comparative analysis, produced by independent compensation and benefits consultants, of the Corporation's executive compensation, corporate performance and total return to stockholders compared to a peer group representing the Corporation's most direct competitors for executive talent. The strongest competitors for executive talent for most positions are believed to be the largest thrift institutions, specialty finance companies and mortgage banks throughout the country, as well as medium size commercial banks.

  The Committee determines the compensation of all of the executive officers of the Corporation, including the named executive officers whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than Mr. Johnson), the Committee gives weight to the recommendations of Mr. Johnson.

  The key elements of the Corporation's executive compensation program consist of base salary, annual and long-term performance-based cash incentives, and stock-based incentives such as stock options and restricted stock. In addition, while these elements of compensation are considered separately, the Committee's policies take into account the total compensation package of each executive officer, including pension benefits, supplemental retirement benefits, insurance and other benefits.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  In evaluating Mr. Johnson's performance for 1997, the Committee is of the opinion that Mr. Johnson's work throughout 1997 was critical to the achievement of record financial performance for the year. Specifically, 1997 net income was a record $3.72 per share, or 23.2% higher than 1996. In addition, total stockholder return for the year was over 54%. The Committee is of the opinion that this performance is attributable to the achievement of key strategic objectives during 1997, the most important of which was continuing the expansion of the Bank's no documentation lending business outside of New York while maintaining pricing discipline and a strong commitment to credit quality. In addition, Mr. Johnson completed the building of a senior management team in anticipation of future growth by establishing a top quality risk management function that is independent from the Corporation's operating units.

  The Corporation's employment arrangement with Mr. Johnson provides him with a competitive package at approximately the 75th percentile of the Corporation's peer group. This package is described in detail in the "Executive Compensation" section of this Proxy Statement. The Committee designed this package after consulting with and receiving the advice of its independent compensation and benefits consultant. Consistent with the Corporation's overall compensation policy, the Corporation's employment arrangement with Mr. Johnson is largely performance-based. Specifically, the arrangement is based on performance-based plans that link compensation to several measures of financial performance selected by the Committee. Consequently, a substantial percentage of Mr. Johnson's compensation is at risk and is directly linked to performance measures, which may include return on equity, return on assets, net income, cash earnings, earnings per share, total return to stockholders, and earnings growth. The arrangement also provides that Mr. Johnson is to receive stock incentives intended to tie Mr. Johnson's compensation directly to future stockholder value. See the "Executive Compensation" section of this Proxy Statement for a description of the amount and terms of stock options provided to Mr. Johnson.

  For 1997, Mr. Johnson received $650,000 in base salary and an annual performance award of $850,000. The Committee determined the amount of the performance award based on measures of financial performance of the Corporation, including net income, cash earnings, and total stockholder return. In addition, the Committee considered the achievement of key strategic objectives of the Corporation, including the continued expansion of the Bank's no documentation lending business outside of the New York City metropolitan area and completion of the building of a senior management team that can successfully manage future growth. In addition, Mr. Johnson received a payout of $625,000 pursuant to the Corporation's 1994 Long-Term Incentive Plan, based on the achievement of specific target levels of long-term performance criteria previously established by the Committee.

DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION

  The Committee's policy with respect to the tax deductibility of executive compensation above $1 million is to structure benefit plans in a manner that permits the deductibility of such compensation under Section 162(m) of the Code when the Corporation can do so without materially compromising the objectives of its overall compensation program.

                          THE COMPENSATION COMMITTEE

                           Charles B. McQuade, Chair

                         Susan J. Kropf       Robert P. Quinn
                         William M. Jackson   Edward C. Schmults

-------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

-------------------------------------------------------------------------------

SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation paid by the Corporation during each of the years ended December 31, 1997, 1996 and 1995, respectively, to the Corporation's Chief Executive Officer and its four next highest paid executive officers.

                                                                 LONG TERM COMPENSATION
                                                            ---------------------------------
                               ANNUAL COMPENSATION(1)               AWARDS           PAYOUTS
                          --------------------------------- ----------------------- ---------
                                                                        SECURITIES
                                               OTHER ANNUAL RESTRICTED  UNDERLYING    LTIP     ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS  COMPENSATION   STOCK    OPTIONS/SARS  PAYOUTS  COMPENSATION
       POSITION(S)        YEAR   ($)     ($)      ($)(2)    ($)(3)(4)     (#)(5)     ($)(6)      ($)(7)
   ------------------     ---- ------- ------- ------------ ---------- ------------ --------- ------------
Thomas S. Johnson.......  1997 650,000 850,000    53,500          --     230,000      625,000    79,309
 Chairman and             1996 575,000 600,000    53,500    3,693,750        --     1,250,000    68,162
 Chief Executive Officer  1995 538,000 425,000    53,500          --     680,000          --     63,716
Bharat B. Bhatt.........  1997 450,000 460,000       --       832,500    160,000          --     77,041
 President and            1996 325,000 300,000       --           --         --           --     65,511
 Chief Operating Officer  1995 175,000 105,000       --           --     150,000          --    100,000
Bernadette Arias........  1997 290,000 230,000       --           --      60,000       75,000    77,041
 Executive Vice
  President               1996 275,000 140,000       --     1,846,875        --       150,000    65,894
                          1995 263,000 120,000       --           --     200,000          --     60,174
Martin S. Dash..........  1997 290,000 250,000       --           --      70,000       75,000    79,309
 Executive Vice
  President               1996 275,000 140,000       --     1,846,875        --       150,000    65,894
                          1995 263,000 110,000       --           --     200,000          --     61,637
Charles P. Richardson...  1997 260,000 200,000       --           --      50,000       75,000    75,697
 Executive Vice
  President               1996 250,000 125,000       --     1,846,875        --       150,000    64,454
                          1995 235,377 100,000       --           --     200,000          --     59,290

--------
(1) Annual compensation includes deferred compensation. Bonus amounts include all bonus payments earned for the years ended December 31, 1997, 1996 and 1995, including amounts paid in 1998, 1997 and 1996, respectively.
(2) For each of the years ended December 31, 1997, 1996 and 1995, respectively, there were not (i) perquisites over the lesser of $50,000 or 10% of the individual's total salary and bonus for the year for anyone other than Mr. Johnson; (ii) payments of above-market preferential earnings on deferred compensation; (iii) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; (iv) tax payment reimbursements; or (v) preferential discounts on stock. Mr. Johnson's perquisites in 1997, 1996 and 1995 consisted of a $50,000 housing allowance and $3,500 for personal use of an automobile owned by the Corporation.
(3) On January 28, 1996, Mr. Johnson was granted 300,000 shares of restricted Common Stock ("Restricted Stock") and Mrs. Arias and Messrs. Dash and Richardson were granted 150,000 shares of Restricted Stock each. These grants vest at a rate of 20% per year beginning one year from the date of grant. On January 29, 1997, Mr. Bhatt was granted 30,000 shares of Restricted Stock, which vests at a rate of 25% per year beginning one year from the date of grant. At December 31, 1997, Mr. Johnson held 240,000 shares of Restricted Stock having a value of $8,707,500, Mr. Bhatt held 30,000 shares of Restricted Stock having a value of $1,088,438 and Mrs. Arias and Messrs. Dash and Richardson each held 120,000 shares of Restricted Stock having a value of $4,353,750 each. Each grant of Restricted Stock has been adjusted for the Two-For-One Stock Split.
(4) Whenever Restricted Stock is paid to a named executive officer, the executive officer is entitled to receive, with respect to each share of Restricted Stock paid, an amount attributable to any cash dividends and a number of shares of Common Stock equal to any stock dividends declared and paid with respect to a share of Common Stock (including an appropriate amount of net earnings, if any) between the date the relevant Restricted Stock award was granted and the date the Restricted Stock is paid, unless any such dividend is paid to a named executive officer on a current basis.
(5) Adjusted for the Two-For-One Stock Split.
(6) LTIP payouts include payouts earned for the one-year period ended December 31, 1997 and the two-year period ended December 31, 1996 and paid in 1998 and 1997, respectively.
(7) Includes (i) $68,209, $59,612 and $57,941, which is the value of shares of Common Stock allocated under the ESOP based on 1997, 1996 and 1995 compensation, respectively, for Mr. Johnson, $68,209 and $59,565, which is the value of shares of Common Stock allocated under the ESOP based on 1997 and 1996 compensation, respectively, for Mr. Bhatt, and $68,209, $59,612 and $57,941, which is the value of shares of Common Stock allocated under the ESOP based on 1997, 1996 and 1995 compensation, respectively, for Mrs. Arias, Mr. Dash and Mr. Richardson; (ii) the Bank's contributions to its 401(k) Savings Plan of $4,800 and $2,250 for each of Messrs. Johnson and Bhatt, Mrs. Arias and Messrs. Dash and Richardson for 1997 and 1996, respectively; (iii) the value of the life insurance premiums paid by the Corporation of $6,300, $6,300 and $5,775 for Mr. Johnson for 1997, 1996 and 1995, respectively, $4,032 and $3,696 for Mr. Bhatt for 1997 and 1996, respectively, $4,032, $4,032 and $2,233 for Mrs. Arias for 1997, 1996 and 1995, respectively, $6,300, $4,032 and $3,696 for Mr. Dash for 1997, 1996
    and 1995, respectively, and $2,688, $2,592 and $1,349 for Mr. Richardson for 1997, 1996 and 1995, respectively; and (iv) a bonus of $100,000 paid to Mr. Bhatt in 1995 as part of his initial employment.

FISCAL 1997 STOCK OPTION GRANTS

  The following table contains information concerning the grant of options to purchase Common Stock to the named executive officers during the year ended December 31, 1997. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms, assuming compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Common Stock. The Corporation has not granted any freestanding stock appreciation rights ("SARs") to the named executive officers.

                                   INDIVIDUAL GRANTS(1)(2)
                         -------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED ANNUAL
                         NUMBER OF   % OF TOTAL                        RATES OF STOCK PRICE
                           SHARES     OPTIONS                        APPRECIATION FOR OPTION
                         UNDERLYING  GRANTED TO                              TERM(4)
                           OPTION   EMPLOYEES IN EXERCISE EXPIRATION ------------------------
       NAME                GRANTS       1997     PRICE(3)    DATE        5%          10%
       ----              ---------- ------------ -------- ---------- ----------- ------------
Thomas S. Johnson.......  230,000      17.84%     $27.75   01/29/07  $ 4,013,920 $ 10,172,061
Bharat B. Bhatt.........  160,000      12.41%     $27.75   01/29/07  $ 2,792,292 $  7,076,217
Bernadette Arias........   60,000       4.65%     $27.75   01/29/07  $ 1,047,110 $  2,653,581
Martin S. Dash..........   70,000       5.43%     $27.75   01/29/07  $ 1,221,628 $  3,095,845
Charles P. Richardson...   50,000       3.88%     $27.75   01/29/07  $   872,591 $  2,211,318

--------
(1) Adjusted for the Two-For-One Stock Split.
(2) The options shown were granted on January 29, 1997 and are exercisable at a rate of 33 1/3% per year beginning one year from the date of grant.
(3) The exercise price per share for each option is equal to the fair market value of the Common Stock on the date of grant.
(4) The potential realizable value is calculated in accordance with the disclosure rules promulgated by the Securities and Exchange Commission (the "Commission"). The hypothetical gains shown are based on compound annual rates of stock price appreciation of 5% and 10% from the date of grant to the expiration date. The assumed rates of growth are prescribed by the Commission and are for illustrative purposes only. They are not intended to predict future Common Stock prices. Actual realized value, if any, will depend on the market value of the Common Stock at the time of exercise, and no gain to the optionee is possible without an increase in the Common Stock price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth information on the aggregate number of unexercised options to purchase Common Stock granted in all years to the named executive officers and held by them as of December 31, 1997 and the value of unexercised in-the-money options (i.e., options that had a positive spread between the exercise price and the fair market value of Common Stock) as of December 31, 1997. None of the named executive officers exercised options during the fiscal year ended December 31, 1997, except Mrs. Arias and Messrs. Dash and Richardson. The Corporation has not granted any free-standing SARs to the named executive officers.

                                                   NUMBER OF SECURITIES
                                                        UNDERLYING            VALUE OF UNEXERCISED
                          NUMBER OF                 UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                     AT 12/31/97(1)            AT 12/31/97(3)
                         ACQUIRED ON    VALUE    ------------------------- -------------------------
       NAME              EXERCISE(1) REALIZED(2) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
       ----              ----------- ----------- ----------- ------------- ----------- -------------
Thomas S. Johnson.......         0            0    340,000      570,000    $ 8,616,875  $10,579,063
Bharat B. Bhatt.........         0            0     75,000      235,000    $ 1,860,938  $ 3,225,938
Bernadette Arias........    50,000   $1,096,875     50,000      160,000    $ 1,267,188  $ 3,046,250
Martin S. Dash..........   100,000   $1,904,572          0      170,000    $         0  $ 3,131,563
Charles P. Richardson...     4,900   $   86,669     95,100      150,000    $ 2,410,191  $ 2,960,938

--------
(1) Adjusted for the Two-For-One Stock Split.
(2) The value realized as shown represents the difference between the fair market value of the Common Stock on the date of exercise and the exercise price of the option.
(3) The value of unexercised in-the-money options as shown represents the difference between the fair market value of the Common Stock on December 31, 1997 and the exercise price of the options.

FISCAL YEAR-END LONG-TERM INCENTIVE PLAN AWARDS

  The following table sets forth target and maximum payout opportunities under the GreenPoint Financial Corp. 1994 Long-Term Incentive Plan (the "Long-Term Incentive Plan") for the four-year performance period ending December 31, 1998.

                         PERFORMANCE OR                    ESTIMATED FUTURE PAYOUTS UNDER
                            NUMBER OF      OTHER PERIOD   NON-STOCK PRICE-BASED PLANS(1)(2)
                          SHARES, UNITS  UNTIL MATURATION ---------------------------------
       NAME              OR OTHER RIGHTS    OR PAYOUT     THRESHOLD($) TARGET($) MAXIMUM($)
       ----              --------------- ---------------- ------------ --------- ----------
Thomas S. Johnson.......       --           1995-1998         --       2,500,000 3,750,000
Bernadette Arias........       --           1995-1998         --         300,000   450,000
Martin S. Dash..........       --           1995-1998         --         300,000   450,000
Charles P. Richardson...       --           1995-1998         --         300,000   450,000

--------
(1) Under the Long-Term Incentive Plan, payments are to be made in cash, based on the Corporation's return on equity or total stockholder return performance over a period of four years relative to the performance of a selected comparable group of companies. For each of the 1995-1997 performance periods, no awards would be paid unless target performance was achieved by the Corporation, although target awards not earned in one performance period are carried over to the next performance period and could be earned if target performance is achieved in that or a subsequent performance period. An award for above target performance can only be paid in connection with the 1998 performance period. The Long-Term Incentive Plan is described in detail in the "Long-Term Incentive Plan" section of this Proxy Statement. Mr. Bhatt is not a participant in the Long-Term Incentive Plan.
(2) Payouts for the one-year performance period ended December 31, 1997 and the two-year performance period ended December 31, 1996 are reflected in the Summary Compensation Table.

STOCK PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total stockholder return on the Common Stock from January 28, 1994 to December 31, 1997, with the cumulative total returns of both a broad-market index and a peer group index. The broad-market index chosen was the S&P 500 Total Return Index produced by SNL Securities ("SNL"), and the peer group index chosen was all publicly-traded thrift institutions with total assets in excess of $5 billion also produced by SNL. The Common Stock began trading on January 28, 1994. The graph depicts a limited period of time. As a result, the graph may not be indicative of possible future performance of the Common Stock.



                                     LOGO

                                                    PERIOD ENDING
                                     1/28/94 12/31/94 12/31/95 12/31/96 12/31/97
Index                                ------- -------- -------- -------- --------
GreenPoint Financial Corp........... 100.00   111.63   149.65   272.27   422.58
S&P 500............................. 100.00    98.60   135.66   166.67   222.29
SNL $5B+ Thrifts.................... 100.00    91.31   150.34   201.85   341.98

EMPLOYMENT AGREEMENTS

  The Corporation has an employment agreement with Mr. Johnson as Chairman and Chief Executive Officer of the Corporation (the "Employment Agreement"). The Employment Agreement provides for a base salary of not less than $500,000 per year and an annual performance award of between 0% and 150% of base salary with a target award of 75%, with a greater or lesser award percentage being paid based on performance. He is also entitled to participate in the Long-Term Incentive Plan with a target award for the first four-year cycle of $2.5 million, with greater or lesser awards being paid based on performance.

  On January 28, 1995, January 29, 1997 and January 13, 1998, Mr. Johnson was granted options to purchase, for a period of ten years, 680,000 shares, 230,000 shares and 230,000 shares, respectively, of Common Stock pursuant to the GreenPoint Financial Corp. Amended and Restated 1994 Stock Incentive Plan (the "Stock Incentive Plan"). The options, granted at fair market value, vest over four years, three years and three years, respectively, subject to acceleration upon the occurrence of certain specified events. On January 28, 1996, Mr. Johnson was granted 300,000 shares of Restricted Stock that will vest over five years, also subject to acceleration upon the occurrence of certain specified events. Each of the option grants and the Restricted Stock grant have been adjusted for the Two-For-One Stock Split.

  Under the Employment Agreement, the Corporation will provide Mr. Johnson with a supplemental retirement benefit, after offset of all other retirement benefits received by him and social security, of 60% of his final average pay which is defined as the average of his highest three years of salary and annual performance awards. The Employment Agreement provides Mr. Johnson with termination benefits under defined circumstances of $2 million, plus any accrued but unpaid base salary and a pro rata annual performance award. The Employment Agreement also provides Mr. Johnson with certain disability and death benefits.

  Mr. Johnson is entitled to a change in control payment if, subsequent to a change in control (as defined in the Employment Agreement), his employment is terminated by the Corporation without cause, or if he terminates his employment for good reason. Any termination by Mr. Johnson during the thirty-day period immediately following the first anniversary of a change in control constitutes termination for good reason. The change in control payment consists of all accrued but unpaid base salary and a pro rata portion of Mr. Johnson's annual performance award for the year in which the termination occurs, plus an amount equal to three times the sum of Mr. Johnson's base salary and annual performance award, plus an additional amount determined pursuant to any retirement or supplemental retirement plan in which Mr. Johnson participates.

  The Employment Agreement also provides that if Mr. Johnson's employment is terminated for cause, he will not compete with the Corporation or the Bank for a period of one year thereafter. The Employment Agreement has a three-year term that is extended on a rolling basis.

  The Corporation also has an employment agreement with Mr. Bhatt as President and Chief Operating Officer (the "Agreement"). The Agreement provides for an annual base salary of not less than $325,000 and an annual performance award of between 0% and 120% of base salary with a target award of 60%, with a greater or lesser award percentage being paid based on performance. The Agreement has a three-year term that is extended on a rolling basis. Under the Agreement, the Corporation will provide Mr. Bhatt with a supplemental retirement benefit, after offset of all other retirement benefits received by him and social security, of 60% of his final average pay which is defined as the average of his highest three years of salary and annual performance awards.

  The Agreement provides Mr. Bhatt with termination benefits under defined circumstances. In addition, a termination payment is payable upon a termination by Mr. Bhatt of his employment for any reason during the thirty-day period immediately following a change of control (as defined in the Agreement). The termination payment under these circumstances consists of all accrued but unpaid base salary and a pro rata portion of Mr. Bhatt's annual performance award for the year in which the termination occurs, plus an amount equal to three times the sum of Mr. Bhatt's base salary and annual performance award, plus an additional amount determined pursuant to any retirement or supplemental retirement plan in which Mr. Bhatt participates. The Agreement also provides Mr. Bhatt with certain disability and death benefits.

  The Corporation also has entered into a Change in Control Agreement with Mr. Richardson (the "Change in Control Agreement"). The Change in Control Agreement has a three-year term that is extended on an annual basis. Under the Change in Control Agreement, an amount is payable to Mr. Richardson upon the occurrence of a change in control (as defined in the Change in Control Agreement) followed at any time during the term of the Change in Control Agreement by the involuntary termination or certain voluntary terminations of Mr. Richardson's employment, other than for cause. The termination payment consists of all accrued but unpaid base salary and a pro rata portion of Mr. Richardson's annual performance award for the year in which the termination occurs, plus an amount equal to three times the sum of Mr. Richardson's base salary and annual performance award, plus an additional amount determined pursuant to any retirement or supplemental retirement plan in which Mr. Richardson participates.

  Under the Employment Agreement, the Agreement and the Change in Control Agreement, payments in the event of a change in control, including other payments that might be made as a result of the change in control, may constitute an excess parachute payment under Section 280G of the Code, resulting in the imposition of an excise tax (under Section 4999 of the Code) on the recipient and denial of the deduction for such excess amounts to the Corporation. The Employment Agreement, the Agreement and the Change in Control Agreement contain gross-up provisions with respect to any excise tax the executive may incur as a result of an excess parachute payment.

  On January 28, 1995, Mrs. Arias and Messrs. Dash and Richardson were each granted options to purchase 200,000 shares of Common Stock. On June 19, 1995, Mr. Bhatt was granted an option to purchase 150,000 shares of Common Stock. On January 29, 1997, Mr. Bhatt, Mrs. Arias and Messrs. Dash and Richardson were granted options to purchase 160,000, 60,000, 70,000 and 50,000 shares of Common Stock, respectively. On January 13, 1998, Messrs. Bhatt and Richardson were granted options to purchase 160,000 and 50,000 shares of Common Stock, respectively. The options were granted at fair market value. The options granted during 1995 vest over four years and the options granted during 1997 and 1998 vest over three years. On January 28, 1996, Mrs. Arias and Messrs. Dash and Richardson were each granted 150,000 shares of Restricted Stock that will vest over five years. On January 29, 1997, Mr. Bhatt was granted 30,000 shares of Restricted Stock that will vest over four years. The period over which the options and Restricted Stock vest is subject to acceleration upon the occurrence of certain specified events. Each of the option grants and each of the Restricted Stock grants have been adjusted for the Two-For-One Stock Split.

  Mrs. Arias and Mr. Dash retired from the Corporation effective January 17, 1998 and February 1, 1998, respectively. Upon her retirement, the Corporation entered into a retirement agreement with Mrs. Arias that provides her with monthly payments of $118,304 each through December 1, 1999. Upon Mr. Dash's retirement, the Corporation entered into a consulting agreement with Mr. Dash. Pursuant to this agreement, Mr. Dash will receive a consulting fee of $122,525 per month for continuing to consult with the Corporation on its nonconforming mortgage banking business until December 31, 1999.

STOCK INCENTIVE PLAN

  The Stock Incentive Plan is intended to help the Corporation attract, retain and provide appropriate incentives for management personnel. It provides that the total number of shares of Common Stock available for grant is 11,000,000 shares, of which no more than 5,000,000 shares may be granted over the life of the plan for incentive stock options. Awards under the plan may be granted in any one or a combination of stock options, limited rights and Restricted Stock. The Compensation Committee administers the plan and authorizes the employees to whom awards are granted, the number of awards granted and the specific terms and conditions of each grant, subject to the provisions of the plan. Awards under the plan must have an exercise price of not less than fair market value at the date of grant. In each calendar year, no individual may be granted stock options on more than 800,000 shares of Common Stock.

  Adjustments in the number and type of shares and other equitable adjustments may be made by the Board or the Compensation Committee in the event of a merger, reorganization, consolidation, recapitalization, spin-off, stock dividend, stock split or any other similar event. An adjustment was made for the Two-For-One Stock Split. A participant may satisfy a tax withholding requirement by applying shares of Common Stock to which the participant is entitled.

  The Stock Incentive Plan will terminate on January 28, 2004. Awards granted and outstanding when the plan terminates are not affected or impaired by the termination.

ANNUAL INCENTIVE PLAN

  Under the GreenPoint Financial Corp. 1994 Annual Incentive Plan, certain executive officers of the Corporation are eligible to receive additional annual cash compensation based on performance. The executive officers eligible to participate in this plan are the Chief Executive Officer and any other officer whose compensation is required to be disclosed in the annual proxy statement pursuant to rules promulgated under the Exchange Act. The plan is intended to provide participating executive officers with financial incentives to meet and exceed predetermined performance goals. Under the plan, performance criteria are selected by the Compensation Committee each year from one or more of the following: (i) return on equity, (ii) return on assets,
(iii) earnings per share, (iv) net income and (v) achievement of predetermined strategic milestones. Target levels may be specified relative to budgeted or other internal goals, or relative to performance of one or more peer groups. In addition, goals may be stated as alternatives, or as combinations. The maximum amounts payable annually to the Chief Executive Officer and to each of the other eligible officers are $1,250,000 and $500,000, respectively. During 1997, Messrs. Johnson, Bhatt, Dash and Richardson, and Mrs. Arias participated in this plan.

LONG-TERM INCENTIVE PLAN

  Under the Long-Term Incentive Plan, the Chief Executive Officer and the Executive Vice Presidents of the Corporation named in this Proxy Statement are eligible to receive additional compensation based on longer-term performance. The plan is intended to provide these participants with financial incentives to meet and exceed predetermined long-term performance goals. Under the plan, cash awards are paid to eligible participants for the achievement of target levels of specified long-term performance criteria selected by the Compensation Committee from one or more of the following: (i) return on equity, (ii) total return to stockholders, (iii) return on assets and (iv) earnings growth. Target levels may be specified relative to budgeted or other internal goals, or relative to performance of one or more peer groups. In addition, goals may be stated as alternatives, or as combinations.

  Payout opportunities occur under the plan during each of the four years ending December 31, 1995, 1996, 1997 and 1998, respectively, depending on the achievement of interim, cumulative or other goals. The maximum amounts payable for the four-year period to the Chief Executive Officer and to each of the Executive Vice Presidents are $3,750,000 and $450,000, respectively.

BANK BENEFIT PLANS

  Pension Plan. As of May 6, 1996, the benefit formula under the Bank's defined benefit plan (the "Pension Plan") was changed to a cash balance formula. An account balance was established for each participant equal to the then present value of the participant's benefit earned to date. For service periods after May 5, 1996, this account balance is to be increased by interest at a specified rate and a contribution credit equal to a percentage of the participant's eligible base salary. Generally, the interest credit percentage will represent the average of the one-year U.S. Treasury bill rate during February, May, August and November of the previous year plus 1%. The contribution credit percentage ranges from 3% to 6% depending on the participant's years of service with the Corporation. Employees who were participants on May 6, 1996 who had at least ten years of service with the Corporation and who were at least age 50 or whose age plus years of service totalled at least 75 will receive the greater of their account balance or the benefit derived from the "grandfathered" formula. The grandfathered formula is equal to 2% of the participant's average annual compensation during the 60 consecutive calendar months within the participant's 120 consecutive calendar months of participation affording the highest such average, multiplied by the participant's years of credited service, limited to 60% of the final three years of average annual compensation.

  Employees are enrolled in the Pension Plan following the completion of one year of service. The normal retirement age is the later of age 65 and the fifth anniversary of the employee's date of hire, although earlier options are available. The Pension Plan has a five-year vesting provision, and participants who are vested may receive their account balance or annuity equivalent if they leave the employ of the Corporation before retirement. Annual pension benefits attributable to amounts in excess of the limits imposed under the Code are provided under the GreenPoint Bank Supplemental Executive Retirement Plan and not under the Pension Plan. As of December 31, 1997, the estimated annual Pension Plan benefit payable upon normal retirement age (assuming the individual continues to work to age 65 at the current rate of compensation and a 6% interest credit percentage) for Mr. Johnson, Mr. Bhatt, Mrs. Arias, Mr. Dash and Mr. Richardson was $12,211, $10,222, $116,667, $116,667 and $22,645, respectively.

  Employee Stock Ownership Plan. The Bank has established the ESOP for employees of the Bank and its affiliates, including the Corporation, who have been credited with at least one year of service. As of March 17, 1998, the ESOP Trustee had purchased a total of 16,467,604 shares of Common Stock. Purchases by the ESOP were funded by a loan from the Corporation totaling $137.1 million, which is collateralized by the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over the applicable loan amortization period. Shares of Common Stock purchased by the ESOP and pledged as collateral for the ESOP loan are held in a suspense account and released for allocation among participants in the ESOP annually in amounts proportionate to the repayment of the ESOP loan.

  Contributions to the ESOP and shares of Common Stock released from the suspense account are allocated among participants in the ESOP on the basis of each participant's eligible compensation. Benefits generally become vested over a five-year period. However, in the event of a change in control of the Corporation or the Bank and other events set forth in the ESOP, the unvested portion of any participant's account would vest immediately. Participants who terminate employment for any other reason before becoming 100% vested forfeit the unvested portion of their accounts. Forfeitures will be reallocated among remaining participants, in the same proportion as their respective allocations. Benefits are payable in the form of Common Stock. Since the Bank's contributions to the ESOP are not fixed, benefits payable under the ESOP cannot be estimated.

  401(k) Savings Plan. Effective July 1, 1996 the Bank amended its Incentive Savings Plan to include provisions that qualify under Section 401(k) of the Code (the "401(k) Savings Plan"). Substantially all of the employees of the Corporation employed prior to July 1, 1996 and employees employed after such date who have been credited with 1000 hours of service during a twelve-month period are eligible to participate. Participants may contribute up to 6% of their eligible compensation on a pre-tax basis and may be eligible to receive a matching contribution equal to 100% of the first 3% of their eligible compensation contributed. The matching contribution may be funded by using shares released for allocation under the ESOP.

  Participants in the 401(k) Savings Plan are always 100% vested in their contributions and in the earnings thereon. Generally, participants vest in employer matching contributions and earnings thereon over a five-year period. Participants may invest contributions in any of the investment funds made available under the 401(k) Savings Plan, including a fund that invests primarily in Common Stock.

  Incentive Compensation Plan. The Bank maintains an incentive compensation plan for certain officers of the Bank (the "Bank Incentive Plan"). Generally, officers with the title of Vice President and above are eligible to participate in the Bank Incentive Plan. The Bank Incentive Plan provides for cash payments to these officers based upon the Corporation's performance relative to predetermined financial goals, as well as the individual performance of each officer.

  Insurance Plans. After a three-month waiting period, the Bank makes available to all full-time and regular part-time employees medical, dental, life, accidental death and dismemberment, and short- and long-term disability insurance, as well as tuition assistance.

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                   TRANSACTIONS WITH CERTAIN RELATED PERSONS

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  The Corporation's policies require that all transactions between the
Corporation and its executive officers, Directors, holders of 10% or more of its Common Stock and affiliates thereof, contain terms no less favorable to the Corporation than could have been obtained by it in arms-length negotiations with unaffiliated persons. In addition, with respect to loans, the Corporation's policies prohibit the granting of loans at an interest rate discount or with any other favorable features to officers at and above the Senior Vice President level and further require that loans to any such person must be approved by the Board. As of March 17, 1998, no such loans had been made.

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                         BENEFICIAL OWNERSHIP REPORTS

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  Pursuant to regulations promulgated under the Exchange Act, the
Corporation's officers and Directors and persons who own more than 10% of the Common Stock are required to file reports detailing their ownership and changes of ownership in the Common Stock and to furnish the Corporation with copies of all such ownership reports that are filed. Based solely on the Corporation's review of the copies of such ownership reports which it has received in the past fiscal year or the current fiscal year, or written representations from such persons that no annual report of change in beneficial ownership was required, the Corporation believes that all persons subject to such reporting requirements have complied with such reporting requirements.

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              PROPOSAL 2--RATIFICATION OF APPOINTMENT OF AUDITORS

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  The Board has appointed Price Waterhouse LLP ("Price Waterhouse") to perform the audit of the Corporation's financial statements for the year ending December 31, 1998, subject to ratification by the Corporation's stockholders at the Meeting. Price Waterhouse served as the independent auditors of the Corporation for the year ended December 31, 1997. Representatives from Price Waterhouse will be present at the Meeting and will be given the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

  The affirmative vote of the holders of a majority of the Common Stock present at the Meeting, in person or by proxy, and entitled to vote is required to ratify the appointment of Price Waterhouse as the Corporation's independent auditors for the year ending December 31, 1998.

  THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

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                                 OTHER MATTERS

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  The Board of Directors is not aware of any business to come before the
Meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

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                                 MISCELLANEOUS

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  The cost of soliciting proxies will be borne by the Corporation. In addition to the solicitation of proxies by mail, D.F. King & Co., Inc. will assist the Corporation in soliciting proxies for the Meeting and will be paid a fee of $11,000 plus reimbursement for out-of-pocket expenses. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Common Stock. In addition to solicitations by mail, Directors, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegram or other means of communication without additional compensation.

  The Corporation's 1997 Annual Report to Stockholders, including financial statements, was mailed to all stockholders with the Proxy Statement. Any stockholder who has not received a copy of such Annual Report may obtain a copy by writing to the Secretary of the Corporation. Such Annual Report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

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                             STOCKHOLDER PROPOSALS

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  In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's main office at 90 Park Avenue, New York, New York 10016, no later than November 27, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Howard C. Bluver
                                          Howard C. Bluver
                                          Secretary

New York, New York
March 20, 1998

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                          ANNUAL REPORT ON FORM 10-K

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  A COPY OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR 1997 FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT THE ADDRESS STATED HEREIN.

                          GreenPoint Financial Corp.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS--MAY 1, 1998

The undersigned hereby appoints Thomas S. Johnson, Charles P. Richardson and Ramesh Shah, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all common stock, par value $.01 per share, of GreenPoint Financial Corp., a Delaware corporation, that the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders to be held at Terrace on the Park, 52-11 111th Street, Flushing, New York, on Friday, May 1, 1998 at 10:00 a.m., local time, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card, and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of GreenPoint Financial Corp. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                                                            -----------
                                                            SEE REVERSE
                                                               SIDE
                                                            -----------

                            FOLD AND DETACH HERE

                                                Please mark
                                               your votes as   [X]
                                                indicated in
                                                this example



        The Board of Directors recommends a vote FOR Proposals 1 and 2


1. Election of Directors

                                        FOR all nominees      WITHHOLD
                                        (except as noted    authority to
                                        to the contrary     vote for all
Nominees:                                   below)            nominees
Bharat B. Bhatt, Robert M. McLane,
Edward C. Schmults, Wilfred O. Uhl           [  ]               [  ]
and Robert F. Vizza

                                                                                 FOR  AGAINST  ABSTAIN
2.  Ratification of appointment of Price Waterhouse LLP as the Corporation's     [ ]    [ ]      [ ]
independent auditors for the year ending December 31, 1998.

3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

(Instruction: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)
---------------------------------------------------------------

            Please sign and date below and return in enclosed envelope promptly.

Signature(s)                                                  Date:       , 1998
            -------------------------------------------------      -------

NOTE: Please date and sign this proxy exactly as your name appears hereon. In case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.
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                             FOLD AND DETACH HERE